NEWS RELEASE

FOR IMMEDIATE RELEASE

Agrium to Acquire Southern States Cooperative’s Ag-retail Businesses in Georgia and Florida

August 29, 2017

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today a binding purchase agreement between its Crop Production Services (“CPS”) Ag-retail business and Southern States Cooperative, Inc. (“Southern States”) for the acquisition of 20 Ag-retail locations in the states of Georgia and Florida and its integrated cotton ginning business in Statesboro, Georgia. Anticipated annual revenue from these locations is over $100-million.

“Agrium remains focused on enhancing our retail distribution network in the U.S. and this acquisition will allow us to further capitalize on our existing presence in these regions,” commented Agrium’s President and CEO, Chuck Magro. “We would like to extend a warm welcome to the Southern States Ag-retail employees and are enthused to bring the latest in technologically advanced proprietary products and precision-ag services to grower customers in the southeastern U.S.,” added Mr. Magro.

“While we have great employees and customers in southern Georgia and northern Florida, this agreement will provide opportunity to these stakeholders and allow Southern States to optimally focus resources within our footprint to serve our members and customers more efficiently and effectively,” stated Southern States President and CEO, Jeff Stroburg.

The transaction is subject to customary closing conditions and is expected to close in September.

About Agrium

Agrium Inc. is a major global producer and distributor of agricultural products, services and solutions. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of approximately eleven million tonnes and with significant competitive advantages across our product lines. We supply key products and services directly to growers, including crop nutrients, crop protection, seed, as well as agronomic and application services, thereby helping growers to meet the ever growing global demand for food and fibre. Agrium retail-distribution has an unmatched network of approximately 1,500 facilities and over 3,300 crop consultants who provide advice and products to our grower customers to help them increase their yields and returns on hundreds of different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders. For more information visit: www.agrium.com.

About Southern States Cooperative

Southern States Cooperative is a Richmond, Virginia-based farm supply retailer and service cooperative. As one of the nation’s largest agricultural cooperatives, it provides a wide range of farm inputs, including fertilizer, seed, livestock feed, pet food, animal health supplies, and petroleum products, as well as other items for the farm and home. Founded in 1923, the cooperative is owned by more than 200,000 farmer-members, and serves its members and non-member customers through 1,200 retail outlets in 23 states.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties as well as various assumptions and business sensitivities, including those referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations ,completion of the retail transaction as contemplated and the ability to successfully integrate the new assets into our existing retail business in an effective manner, general economic, market and business conditions, weather conditions, crop prices, the supply and demand and price levels for our major products, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof. Agrium disclaims any intention or obligation to update or revise any forward-looking information as a result of new information or future events, except as may be required under applicable securities laws.

Investor/Media Relations:

Agrium Contacts (aginvest@agrium.com)

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Southern States Cooperative Contacts

Chris Carter

chris.carter@sscoop.com

(804) 281-1484

Steve Patterson

steve.patterson@sscoop.com

(804) 281-1695